Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of March 31, 2003, is by and among Lakeland Bancorp, Inc., a New Jersey corporation (“Parent”), Lakeland Bank, a commercial bank chartered under the laws of the State of New Jersey and a wholly-owned Subsidiary of Parent (“LB”), CSB Financial Corp., a New Jersey corporation (the “Company”), and Community State Bank, a commercial bank chartered under the laws of the State of New Jersey and a wholly-owned Subsidiary of the Company (“Company Bank”). Parent and the Company are sometimes collectively referred to herein as the “Constituent Corporations”. As used in this Agreement, the word “Subsidiary” when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

RECITALS

A. Parent desires to acquire the Company and the Company’s Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of the Company and its shareholders. The acquisition will be accomplished by (i) merging the Company with and into Parent with Parent as the surviving corporation (the “Merger”), (ii) immediately after the Merger has been consummated, merging the Company Bank with and into LB with LB as the surviving bank, and (iii) the Company’s shareholders receiving the Aggregate Merger Consideration hereinafter set forth. The Boards of Directors of the Company, Parent, the Company Bank and LB have duly adopted and approved this Agreement and the Board of Directors of the Company has directed that it be submitted to its shareholders for approval.

B. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain shareholders of the Company have entered into a shareholders’ agreement with Parent (the “Shareholders’ Agreement”).

C. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the New Jersey Business Corporation Act (the “BCA”), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into Parent. Parent shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the laws of the State of New Jersey. The name of the Surviving Corporation shall continue to be Lakeland Bancorp, Inc. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

1.2 Closing, Closing Date, Determination Date and Effective Time. Unless a different date, time and/or place are agreed to by the parties hereto, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey, on a date determined by Parent on at least five business days notice (the “Closing Notice”) given to the Company, which date (the “Closing Date”) shall be not more than twenty (20) business days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VII hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing). In the Closing Notice, Parent shall specify the “Determination Date”, which date shall be the first date on which all bank regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) and either party has notified the other in writing that all such approvals (and waivers, if applicable) have been received. Simultaneous with or immediately following the Closing, Parent and the Company shall cause to be filed a certificate of merger, in form and substance consistent with the terms of this Agreement and satisfactory to Parent and the Company, with the Department of Treasury (the “Department”) of the State of New Jersey (the “Certificate of Merger”). The Certificate of Merger shall specify the “Effective Time” of the Merger, which Effective Time shall be a date and time following the Closing agreed to by Parent and Company (which date and time the parties currently anticipate will be the close of business on the Closing Date). In the event the parties fail to specify the date and time in the Certificate of Merger, the Merger shall become effective upon (and the “Effective Time” shall be) the time of the filing of the Certificate of Merger.

1.3 Effect of the Merger. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of Parent and the Company and thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of Parent and the Company shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Parent and the Company and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of Parent and the Company in any contract or document, whether executed or taking effect before or after the Effective

Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Parent or the Company is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Parent or the Company if the Merger had not occurred.

1.4 Conversion of Company Common Stock.

(a) At the Effective Time, subject to the other provisions of this Section 1.4, Section 1.5 and Section 2.2(e), each share of the Company’s common stock, no par value (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock held in the Company’s treasury and (ii) shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (except for DPC Shares, as such term is defined in Section 1.4(b) hereof), shall by virtue of the Merger and without any action on the part of the Company, Parent or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive, at the election of the holder thereof as provided in Section 1.5, either (x) the Formula Number (as hereinafter defined) of shares of common stock, no par value, of Parent (“Parent Common Stock”), together with the number of Parent Rights (as defined in Section 4.2) associated therewith or (y) cash in an amount equal to $29.00 (the “Per Share Cash Consideration”). For purposes of determining the Formula Number, the following terms shall have the following meanings:

(i) “Closing Price” shall mean the closing sale price of Parent Common Stock on a Trading Day as supplied by the NASDAQ Stock Market.

(ii) “Trading Day” shall mean a day for which a Closing Price is so supplied.

(iii) “Average Closing Price” shall mean the average of the Closing Prices on the twenty Trading Days immediately preceding the Determination Date.

(iv) “Formula Number” shall mean the following:

(A) If the Average Closing Price is greater than $14.50 and less than $20.00, the Formula Number shall be $29.00 divided by the Average Closing Price, rounded to three decimal places.

(B) If the Average Closing Price is $13.00 or more but not greater than $14.50, the Formula Number shall be two (2).

(C) If the Average Closing Price is less than $13.00 and Parent does not terminate this Agreement pursuant to Article VIII, the Formula Number shall be $26.00 divided by the Average Closing Price, rounded to three decimal places.

(D) If the Average Closing Price is $20 or more, the Formula Number shall be 1.45.

(b) At the Effective Time, (i) all shares of Company Common Stock that are owned by the Company as treasury stock and (ii) all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, being referred to herein as “DPC Shares”)), shall be canceled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than DPC Shares) shall become treasury stock of Parent.

(c) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) shall cease to have any rights as shareholders of the Company, except the right to receive the consideration set forth in this Article I for each such share held by them. The consideration which any one Company shareholder may receive pursuant to this Article I is referred to herein as the “Merger Consideration” and the consideration which all of the Company shareholders are entitled to receive pursuant to this Article I is referred to herein as the “Aggregate Merger Consideration”.

(d) Notwithstanding any provision herein to the contrary, if, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, appropriate adjustments shall be made to the Formula Number.

1.5 Election Procedures.

(a) Allocation. The allocation of the Aggregate Merger Consideration between cash and shares of Parent Common Stock shall be determined pursuant to this Section 1.5.

(b) Ratio of Parent Common Stock to Cash. Subject to Section 1.5(j), the number of shares of Company Common Stock to be converted into the right to receive $29.00 in cash in the Merger (the “Cash Election Number”) shall be equal to 50% (the “Cash Percentage”) of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time. Subject to Section 1.5(j), the number of shares of Company Common Stock to be converted into the right to receive the Formula Number of shares of Parent Common Stock in the Merger (the “Stock Election Number”) shall be equal to 50% (the “Stock Percentage”) of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

(c) Elections by Holders of Stock or Cash. Subject to the allocation and election procedures set forth in this Section 1.5, each record holder immediately prior to the Effective Time of shares of Company Common Stock will be entitled (i) to elect to receive cash for all of such shares (a “Cash Election”), (ii) to elect to receive Parent Common Stock for all of such shares (a “Stock Election”), or (iii) to indicate that such record holder has no preference as to the receipt of cash or Parent Common Stock for such shares (a “Non-Election”). All such elections shall be made on a form designed for that purpose (a “Form of Election”) and in form and substance satisfactory to Parent and the Company. Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Forms of Election, provided that each such Form of Election covers all the shares of Company Common Stock held by each Representative for a particular beneficial owner.

(d) Oversubscription for Cash Election. If the aggregate number of shares of Company Common Stock covered by Cash Elections (the “Cash Election Shares”) exceeds the Cash Election Number, all shares of Company Common Stock covered by Stock Elections (the “Stock Election Shares”) and all shares of Company Common Stock covered by Non-Elections (the “Non-Election Shares”) shall be converted into the right to receive Parent Common Stock, and the Cash Election Shares shall be converted into the right to receive Parent Common Stock and cash in the following manner:

(i) the Exchange Agent (as hereinafter defined) will select from among the holders of Cash Election Shares, on a pro rata basis, a sufficient number of such shares (“Stock Designated Shares”) such that the number of Stock Designated Shares will, when added to the number of Stock Election Shares and Non-Election Shares, be equal as closely as practicable but at least equal to the Stock Election Number, and all such Stock Designated Shares shall be converted into the right to receive Parent Common Stock; and

(ii) the Cash Election Shares not so selected as Stock Designated Shares shall be converted into the right to receive cash.

(e) Oversubscription for Stock Election. If the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive cash, and all Stock Election Shares shall be converted into the right to receive Parent Common Stock or the right to receive cash in the following manner:

(i) the Exchange Agent will select from among the holders of Stock Election Shares, on a pro rata basis, a sufficient number of such shares (“Cash Designated Shares”) such that the number of Cash Designated Shares will, when added to the number of Cash Election Shares and Non-Election Shares, be equal as closely as practicable to the Cash Election Number, and all such Cash Designated Shares shall be converted into the right to receive cash; and

(ii) the Stock Election Shares not so selected as Cash Designated Shares shall be converted into the right to receive Parent Common Stock.

(f) Selection of Non-Election Shares If No Oversubscription. In the event that neither subparagraph (d) nor subparagraph (e) above is applicable, all Cash Election Shares shall be converted into the right to receive cash, all Stock Election Shares shall be converted into the right to receive Parent Common Stock, and the Non-Election Shares shall be converted into either the right to receive Parent Common Stock or the right to receive cash by random selection by the Exchange Agent so that the Stock Election Number and the Cash Election Number equal their respective percentages of the number of shares of Company Common Stock outstanding as closely as possible.

(g) Procedures for Holders’ Elections. Elections shall be made by holders of Company Common Stock by mailing to the Exchange Agent a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent by the holder and accompanied by the certificates representing the shares of Company Common Stock as to which the election is being made (or properly completed, signed and submitted to the Exchange Agent by an appropriate bank or trust company in the United States or a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. (the “NASD”)). Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The good faith decision of Parent (or the Exchange Agent) in such matters shall be conclusive and binding, provided that Parent (and the Exchange Agent) does not act unreasonably. Neither Parent nor the Exchange Agent will be under any obligation to, but Parent and the Exchange Agent may (if they choose to do so), notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 1.5 and all such computations shall be conclusive and binding on the holders of Company Common Stock, provided that the Exchange Agent does not act unreasonably.

(h) Failure of Holder to Elect. For the purpose hereof, a holder of Company Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline (as hereinafter defined) shall be deemed to have made a Non-Election. If Parent or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall, unless cured by the Election Deadline (as hereafter defined), be deemed to be of no force and effect and the shareholder or

Representative making such purported Cash Election or Stock Election shall, for purposes hereof, be deemed to have made a Non-Election.

(i) Mailing of Election Forms to Holders and Election Deadline. Parent and the Company shall each use its best efforts to mail the Form of Election to all persons who are holders of record of Company Common Stock on the record date for the Shareholders’ Meeting (as defined in Section 6.3) and who become holders of Company Common Stock during the period between the record date for the Shareholders’ Meeting and 10:00 a.m. New York time, on at least the date fifteen calendar days prior to the anticipated Effective Time and to make the Form of Election available to all persons who become holders of Company Common Stock subsequent to such day and no later than the close of business on the Election Deadline. A Form of Election must be received by the Exchange Agent by the close of business on the third business day prior to the Closing (the “Election Deadline”) in order to be effective. All elections will be irrevocable.

(j) Increase in Stock Election Number Due to Tax Opinion. If the tax opinion referred to in Section 7.1(d) and to be delivered at the Closing (the “Tax Opinion”) cannot be rendered (as reasonably determined by Lowenstein Sandler PC and as reasonably concurred in by Pitney, Hardin, Kipp & Szuch, LLP) as a result of the Merger’s potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), then the Stock Percentage shall be automatically increased and the Cash Percentage shall be automatically decreased to the minimum extent necessary to enable the Tax Opinion to be rendered.

1.6 Stock Options. All options which may be exercised for issuance of Company Common Stock (each, a “Stock Option” and collectively the “Stock Options”) are described in the Company Disclosure Schedule and are issued and outstanding pursuant to the Company’s 2002 Incentive Stock Option Plan, the Company Bank’s 2000 Incentive Stock Option Plan, the Company’s 2002 Stock Option Plan for Non-Employee Directors, the Company Bank’s 1998 Stock Option Plan for Non-Employee Directors or the Company Bank’s 1996 Stock Option Plan (collectively, the “Company Stock Option Plans”) and the agreements pursuant to which such Stock Options were granted (each, an “Option Grant Agreement”). True and complete copies of the Company’s Stock Option Plans and all Option Grant Agreements relating to outstanding Stock Options have been delivered to Parent. Pursuant to the terms of the Company Stock Option Plans and the consents described in this Section 1.6, the Company shall take the following actions: (x) at least ten business days prior to the anticipated Election Deadline, the Company shall give all holders of Stock Options the choice of either (A) exercising their Stock Options (whether or not then vested) prior to the Election Deadline or (B) having their unexercised Stock Options cancelled immediately prior to the Effective Time in return for the payment set forth below (the “Cancellation Choice”, it being understood that any such holder who fails to specify any such choice prior to the Election Deadline shall be deemed to have elected the Cancellation Choice) and (y) the Company shall give each person exercising Stock Options prior to the Election Deadline a Form of Election in a manner consistent with Section 1.5(i). Between the date hereof and the Closing, the

Company and the Company Bank shall take all other actions necessary to effect the provisions of this Section 1.6. Concurrent with the execution of this Agreement, the Company has delivered to Parent a consent form in which each holder of Stock Options granted under the Company’s 2002 Stock Option Plan for Non-Employee Directors or the Company Bank’s 2000 Stock Option Plan for Non-Employee Directors has consented to the steps contemplated by this Section 1.6 with respect to such holder’s Stock Options. At the Effective Time, each Stock Option which is outstanding and unexercised immediately prior thereto, whether or not then vested or exercisable, shall be canceled and all rights thereunder shall be extinguished. As consideration for such cancellation, the Company shall make payment immediately prior to the Effective Time to each holder of an outstanding Stock Option of an amount, if any, determined by multiplying (x) the number of shares of Company Common Stock underlying such Stock Option by (y) an amount equal to the excess (if any) of (i) the Per Share Cash Consideration, over (ii) the exercise price per share of such Stock Option, provided, however, that no such payment shall be made to a holder unless and until such holder has executed and delivered to the Company an instrument in such form prescribed by Parent and reasonably satisfactory to the Company accepting such payment in full settlement of his or her rights relative to such Stock Options. Prior to the Effective Time, the Company shall take or cause to be taken all actions required under the Company Stock Option Plans to provide for the foregoing.

1.7 Parent Common Stock. Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than DPC Shares), which shall be converted into treasury stock of Parent as contemplated by Section 1.4, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

1.8 Exchange Agent Procedures. The random selection process to be used by the Exchange Agent pursuant to subparagraph (f) of Section 1.5 will consist of drawing by lot or such other process (other than pro rata selection) as the Exchange Agent deems equitable and necessary to effect the allocations described in such subparagraph. The pro rata selection process to be used by the Exchange Agent pursuant to subparagraphs (d) and (e) of Section 1.5 shall consist of such equitable pro ration processes as shall be mutually determined by the Company and Parent. A selection will be disregarded if, as a consequence, the Stock Election Number or the Cash Election Number would be exceeded by more than 1,000 shares.

1.9 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10 By-Laws. At the Effective Time, the By-Laws of Parent, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.11 Directors and Officers. The directors and officers of Parent immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.12 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code.

1.13 Withholding Rights. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, the minimum amounts (if any) that Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Parent.

1.14 Bank Merger. Immediately following the Effective Time, the Company Bank shall be merged with and into LB (the “Bank Merger”) in accordance with the provisions of the New Jersey Banking Act of 1948, as amended (the “NJ Banking Act”), and/or the regulations of the New Jersey Department of Banking and Insurance (the “Department of Banking”), and LB shall be the surviving bank (the “Surviving Bank”). Upon the consummation of the Bank Merger, the separate existence of the Company Bank shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Company Bank and LB and all of the property, rights, privileges, powers and franchises of each of the Company Bank and LB shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Company Bank and LB and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the certificate of incorporation and bylaws of LB shall become the certificate of incorporation and bylaws of the Surviving Bank, the officers of LB shall be the officers of the Surviving Bank, and the directors of LB shall be the directors of the Surviving Bank. In connection with the execution of this Agreement, the Company Bank and LB shall execute and deliver a separate merger agreement (the “Bank Merger Agreement”) in substantially the form of Exhibit A annexed hereto, for delivery to the Department of Banking for approval of the Bank Merger.

1.15 Changes in Structure. As executed by the parties, this Agreement contemplates the merger of the Company into Parent and the merger of the Company Bank into LB. In the event that (a) prior to the date on which the Proxy Statement (as hereinafter defined) is mailed to the Company’s shareholders, Parent proposes an alternative structure for the transactions contemplated hereby, and (b) such alternate structure does not adversely affect the Company’s shareholders in any financial respect or in any other material respect, then the Company shall negotiate in good faith with Parent and shall use commercially reasonable efforts to restructure the transactions contemplated hereby in accordance with such proposal.

ARTICLE II

EXCHANGE OF SHARES

2.1 Parent to Make Shares Available. The Company and Parent hereby appoint American Stock Transfer & Trust Company (or such other transfer agent as Parent shall designate in good faith) as the exchange agent (the “Exchange Agent”) for purposes of effecting the conversion of Company Common Stock hereunder. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing shares of Parent Common Stock and cash in an amount sufficient to cover the Aggregate Merger Consideration (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

2.2 Exchange of Shares.

(a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with a Form of Election a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. After the Effective Time, upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash constituting Merger Consideration (including cash to be paid in lieu of fractional shares) or on any unpaid dividends or distributions, if any, payable to holders of Certificates.

(b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock, if any, represented by such Certificate.

(c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for Merger Consideration as determined in accordance with Article I and this Article II.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the cash, shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property laws, escheat laws and any other applicable law, become the property of Parent (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash and/or shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

References herein to the “Company Disclosure Schedule” shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by the Company to Parent. Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). The Certificate of Incorporation and By-laws of the Company, copies of which have previously been made available to Parent, are true and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent or the Company, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (x) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (y) any change in generally accepted accounting principles (“GAAP”) or regulatory accounting principles applicable to commercial banks or their holding companies generally or (z) any action or omission of the Company or Parent or any Subsidiary of either of them taken with the prior written consent of Parent (in the case of acts or omissions of the Company and its Subsidiaries) or the Company (in the case of acts or omissions of Parent and its Subsidiaries) or (ii) the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby.

(b) The Company Bank is a state-chartered commercial banking corporation duly organized and validly existing under the laws of the State of New Jersey. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Company’s other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company’s Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. The certificate of incorporation, by-laws and similar governing documents of each Subsidiary of the Company, copies of which have previously been made available to Parent, are true and correct copies of such documents as in effect as of the date of this Agreement. The Company Bank has no trust powers and holds no shares of Company Common Stock in any managed account or in a fiduciary capacity for the benefit of any third party.

(c) The minute books of the Company and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1997 (or since the date of formation if such entities were formed on or after December 31, 1997) of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

(d) Except as set forth in Section 3.1(d) of the Company Disclosure Schedule, the Company and its Subsidiaries do not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity. The Company and its Subsidiaries own no real estate, except real estate used for their banking premises or acquired pursuant to satisfaction of obligations due to the Company Bank. All such real estate is listed on Section 3.1(d) of the Company Disclosure Schedule.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists solely of 3,000,000 shares of Company Common Stock. As of the date hereof, there were 1,089,016 shares of Company Common Stock outstanding and 9,000 shares of Company Common Stock held by the Company as treasury stock. As of the date hereof, there were no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for 166,225 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Option Plans and described in Section 3.2(a) of the Company Disclosure Schedule. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. The names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Company Stock Option Plans are set forth in Section 3.2(a) of the Company Disclosure Schedule.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Parent with Section 1.6, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries and there will be no agreements or understandings with respect to voting of any such shares binding on the Company or any of its Subsidiaries.

(c) As of the date hereof, the parties to the Shareholders’ Agreement own of record or beneficially a total of 465,729 shares of Company Common Stock.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to (x) the parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 3.4 and (y) the approval of the Company’s shareholders as contemplated herein, to consummate the transactions contemplated hereby. The Company Bank has full corporate power and authority to execute and deliver this Agreement and, subject to the parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 3.4, to consummate the transactions contemplated hereby. To the Company’s knowledge, each party to the Shareholders’ Agreement (other than Parent) has full power and authority to execute and deliver the Shareholders’ Agreement and to perform such party’s obligations thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company and the Board of Directors of the Company Bank. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement by the requisite vote of the Company’s shareholders, no other corporate proceedings on the part of the Company or the Company Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and the Company Bank and (assuming due authorization, execution and delivery by Parent and LB) this Agreement constitutes a valid and binding obligation of the Company and the Company Bank, enforceable against the Company and the Company Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by the Company or the Company Bank, nor the consummation by the Company or the Company Bank of the transactions contemplated hereby, nor compliance by the Company or the Company Bank with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained and except as set forth in Section 3.3(b) of the Company Disclosure Schedule, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (x) and (y) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Company.

3.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (“FRB”) and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the Department of Banking and the FDIC and approval of such applications and notices, (c) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”) and the filing and declaration of effectiveness of the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement will be included as a prospectus, (d) the approval of this Agreement by the requisite vote of the shareholders of the Company, (e) the filing of the Certificate of Merger with the Department pursuant to the BCA, (f) approval of the listing of the Parent Common Stock to be issued in the Merger on the Nasdaq/NMS, (g) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (h) such consents, authorizations, approvals or exemptions under the Environmental Laws (as defined in Section 3.17) and (i) such other filings, authorizations or approvals as may be set forth in Section 3.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are necessary in connection with (1) the execution and delivery by the Company and the Company Bank of this Agreement, (2) the consummation by the Company of the Merger and the other transactions contemplated hereby and (3) the consummation by the Company Bank of the Bank Merger.

3.5 Reports. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1997 with (i) the FRB, (ii) the Department of Banking, (iii) the FDIC and (iv) any other Governmental Entity that regulates the Company or any of its Subsidiaries (collectively with the FRB, the Department of Banking and the FDIC, the “Company Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Company Regulatory Agencies in the regular course of the business of the Company and its Subsidiaries, and except as set forth in Section 3.5 of the Company Disclosure Schedule, no Company Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 1997. To the knowledge of the Company, there is no unresolved violation, criticism, or exception by any Company Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

3.6 Financial Statements.

(a) The Company has previously made available to Parent copies of (a) the consolidated statements of financial condition of the Company and its Subsidiaries as of December 31, for the fiscal years 2001 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2000, 2001 and 2002, in each case accompanied by the audit report of KPMG, LLP, independent public accountants with respect to the Company, and the notes related thereto (the “Company Financial Statements”). Such accounting firm is independent with respect to the Company and its Subsidiaries to the extent required by Regulation S-X of the SEC. The consolidated statements of financial condition of the Company (including the related notes, where applicable) included within the Company Financial Statements fairly present, and the consolidated statements of financial condition of the Company (including the related notes, where applicable) to be filed with the SEC pursuant to this Agreement will fairly present, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders’ equity and cash flows (including the related notes, where applicable) included within the Company Financial Statements fairly present, and the consolidated statements of income, changes in shareholders’ equity and cash flows of the Company (including the related notes, where applicable) to be filed with the SEC pursuant to this Agreement will fairly present, the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods therein set forth; each of the Company Financial Statements (including the related notes, where applicable) complies, and each of such consolidated financial statements (including the related notes, where applicable) to be filed with the SEC pursuant to this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the Company Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable) to be filed with the SEC pursuant to this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

(b) Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements (including the notes thereto), as of December 31, 2002 neither the Company nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of the Company and its Subsidiaries on a consolidated basis which were required to be so disclosed under GAAP. Since December 31, 2002, neither the Company nor any of its Subsidiaries have incurred any liabilities except for liabilities incurred in the ordinary course of business consistent with past practice, liabilities specifically contemplated by this Agreement and liabilities referenced in Section 3.6(b) of the Company Disclosure Schedule.

(c) Since December 31, 2002, there have been no significant changes in the internal controls utilized by the Company and its Subsidiaries with respect to their financial records (the “Internal Controls”) or in other factors that could significantly affect the Internal Controls, including any corrective actions with regard to significant deficiencies and material weaknesses. There are no significant deficiencies in the design or operation of the Internal Controls which could adversely affect the ability of the Company and its Subsidiaries to record, process, summarize and report financial data and there are no material weaknesses in the Internal Controls. The Company is not aware of any fraud, whether or not material, that involves management or other employees who have a significant role in preparing the Company’s consolidated financial statements.

3.7 Broker’s and Other Fees. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, the Advest Group, Inc. (the “Firm”) in accordance with the terms of a letter agreement between the Firm and the Company, a true and correct copy of which has been previously made available by the Company to Parent. Other than fees payable to its attorneys and accountants (the names and terms of retention of which are set forth in Section 3.7 of the Company Disclosure Schedule) and the fees payable to the Firm (as set forth in the above-mentioned letter agreement), there are no fees payable by the Company to its financial advisors, attorneys or accountants, in connection with this Agreement or the transactions contemplated hereby or which would be triggered by consummation of the Merger or the Bank Merger or the termination of the services of such advisors, attorneys or accountants by the Company or any of its Subsidiaries

3.8 Absence of Certain Changes or Events.

(a) Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, since December 31, 2002, the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

(b) Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, since December 31, 2002, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other benefits or perquisites payable to any current or former executive officer, employee, or director from the amount thereof in effect as of December 31, 2002 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except for salary increases and bonus payments made in the ordinary course of business consistent with past practices following the date hereof), (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (iv) had any union organizing activities or (v) entered into, or amended, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former executive officer, employee, or director.

(c) Except as set forth in Section 3.8(c) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries has taken or permitted any of the actions set forth in Section 5.1 between December 31, 2002 and the date hereof and, during that period, the Company and its Subsidiaries have conducted their business only in the ordinary course, consistent with past practice.

(d) Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 3.8(d) of the Company Disclosure Schedule, since December 31, 2002, there has not been:

(i) any act, omission or other event which has had a Material Adverse Effect on the Company, including, but not limited to, any Material Adverse Effect arising from or relating to fraudulent or unauthorized activity,

(ii) any issuance of Company Stock Options (in any event, identifying in Section 3.8(d) of the Company Disclosure Schedule the issue date, exercise price and vesting schedule, as applicable, for issuances since December 31, 2002),

(iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock,

(iv) any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options awarded prior to the date hereof in accordance with their present terms,

(v) except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by the Company or its Subsidiaries affecting their assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy,

(vi) any Tax election or change in any Tax election, amendment to any Tax Return (as defined in Section 3.1(j)), closing agreement with respect to Taxes, or settlement or compromise of any income Tax liability by the Company or its Subsidiaries,

(vii) any material change in investment policies or practices, or

(viii) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

3.9 Legal Proceedings.

(a) Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, there is no injunction, order, judgment or decree imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, other than any such order which would not have a Material Adverse Effect upon the Company.

3.10 Taxes.

(a) Except where a failure to file Tax Returns, a failure of any such Tax Return to be complete and accurate in any respect or the failure to pay any Tax, individually or in the aggregate, would not be material to the results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis, (i) the Company and each of its Subsidiaries have duly filed all Tax Returns required to be filed by any of them; (ii) all such filed Tax Returns are complete and accurate in all respects, and (iii) the Company and each of its Subsidiaries have duly and timely paid all Taxes (as defined below) that are required to be paid by any of them or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith in appropriate proceedings and disclosed to Parent in writing. The Company and its Subsidiaries, on a consolidated basis, have established on their books and records, as of December 31, 2002, reserves in accordance with GAAP consistently applied that are adequate in the opinion of management of the Company, for the payment of all Taxes not yet due and payable, incurred in respect of the Company or any of its Subsidiaries through such date. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. Except as set forth in Section 3.10 of the Company Disclosure Schedule, the Tax Returns of the Company and its Subsidiaries which have been examined by the Internal Revenue Service (the “IRS”) or the appropriate state, local or foreign Tax authority have been resolved and either no deficiencies were asserted as a result of such examinations or any asserted deficiencies have been paid in full and reflected in the Company Financial Statements. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, to the knowledge of the Company, there are no pending or threatened actions, Tax audits, Tax examinations or other audits or examinations by any Governmental Entity responsible for the collection or imposition of Taxes with respect to the Company or any of its Subsidiaries, or any pending judicial Tax proceedings or any other Tax disputes, assessments or claims. The Company has made available to Parent true and correct copies of the United States federal, state, local and foreign income Tax Returns filed by the Company and its Subsidiaries for taxable years ended after December 31, 2000 and before the date hereof.

(b) Except as set forth in Section 3.10 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a change in accounting method or otherwise, (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have section 341(f) (2) of the Code apply, (v) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(f)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, (vi) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (vii) is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was the Company), or (viii) has been a party to any distribution occurring during the last 3 years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied.

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, no officer, director, employee or agent (or former officer, director, employee or agent) of the Company or any of its Subsidiaries is entitled to now, or will or may be entitled to as a consequence of this Agreement or the Merger, any payment or benefit from the Company or any of its Subsidiaries or from Parent or any of its Subsidiaries which if paid or provided would constitute an “excess parachute payment” as defined in Section 280G of the Code or regulations promulgated thereunder.

(d) For the purposes of this Agreement, (i) the term “Taxes” shall include any of the following imposed by or payable to any Governmental Entity: any income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, or value added tax, any alternative or add-on minimum tax, any estimated tax, and any levy, impost, duty, assessment or withholding, in each case including any interest, penalty, or addition thereto, whether or not disputed and (ii) the term “Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, to be filed (whether on a mandatory or elective basis) with any Governmental Entity responsible for the collection or imposition of Taxes.

3.11 Employee Benefits.

(a) Except as disclosed in Section 3.11(a) of the Company Disclosure Schedule, none of the Company, its Subsidiaries or any ERISA Affiliate (as defined herein) maintains or contributes to any “employee pension benefit plan”, within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (“the Company Pension Plans”), “employee welfare benefit plan”, within the meaning of Section 3(l) of ERISA (the “Company Welfare Plans”), stock option plan, stock purchase plan, stock appreciation right plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement (collectively, the “Company Benefit Plans”). Neither the Company nor any of its Subsidiaries has contributed to any “multiemployer plan”, within the meaning of sections 3(37) and 4001(a) (3) of ERISA. As used herein, “ERISA Affiliate” means any entity required to be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(b) The Company has delivered to Parent a complete and accurate copy of each of the following with respect to each of the Company Pension Plans and the Company Welfare Plans: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) three most recent actuarial reports, if any; and (v) three most recent annual reports on Form 5500, including any schedules and attachments thereto.

(c) Neither the Company or any of its Subsidiaries maintains or ever maintained a Pension Plan subject to Title IV of ERISA.

(d) All contributions required to be made to each Company Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of the Company and its Subsidiaries which have not been paid have been properly recorded on the books of the Company and its Subsidiaries.

(e) Except as disclosed in Section 3.11(e) of the Company Disclosure Schedule, each of the Company Pension Plans, the Company Welfare Plans and each other plan and arrangement identified in Section 3.11(a) of the Company Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, except as disclosed in Section 3.11(e) of the Company Disclosure Schedule, the IRS has issued a favorable determination letter with respect to each of the Company Pension Plans and, except as disclosed in Section 3.11(e) of the Company Disclosure Schedule, the Company is not aware of any fact or circumstance which would disqualify any such plan, that could not be retroactively corrected (in accordance with the procedures of the IRS).

(f) Except as disclosed in Section 3.11(f) of the Company Disclosure Schedule, to the knowledge of the Company, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or 406 of ERISA, has occurred with respect to any of the Company Welfare Plans or the Company Pension Plans.

(g) Except as disclosed in Section 3.11(g) of the Company Disclosure Schedule, there are no pending, or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Pension Plans or the Company Welfare Plans, any trusts related thereto or any other plan or arrangement identified in any subsection of Section 3.11 of the Company Disclosure Schedule. No assets of the Company are subject to any lien under section 412 of the Code.

(h) Except as disclosed in Section 3.11(h) of the Company Disclosure Schedule, no Company Pension Plan or Company Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee’s retirement or other termination of service, other than (i) coverage mandated by law, or (ii) death benefits under any Company Pension Plan.

(i) Except with respect to customary health, life and disability benefits or as disclosed in Section 3.11(i) of the Company Disclosure Schedule, there are no unfunded benefits obligations which are not accounted for by reserves shown in the Company Financial Statements and established under GAAP, or otherwise noted on the Company Financial Statements.

(j) With respect to each Company Pension Plan and Company Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company or any of its Subsidiaries as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

(k) Except as disclosed in Section 3.11(k) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Company or any of its Subsidiaries to severance pay, bonus, unemployment compensation or any similar payment, or (ii) accelerate the time of payment, vesting, or increase the amount, of any bonus or any compensation due to any current employee or former employee under any the Company Pension Plan or the Company Welfare Plan.

(l) Neither the Company nor any of its Subsidiaries or ERISA Affiliates has announced to employees, former employees or directors an intention to create, or has otherwise created, a legally binding commitment to adopt any additional Company Benefit Plans which are intended to cover employees or former employees of the Company, any of the Company’s Subsidiaries or any ERISA Affiliates or to amend or modify any existing Company Benefit Plan which covers or has covered employees or former employees of the Company, any of the Company’s Subsidiaries or any ERISA Affiliate except as required to comply with applicable law.

(m) There has not been, nor is there likely to be, a partial termination of a Company Pension Plan within the meaning of Section 411(d)(3) of the Code.

(n) With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company, any Subsidiary of the Company or any ERISA Affiliate would be subject to any liability (other than a liability to pay benefits thereunder) under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

3.12 Company Information.

(a) The information relating to the Company and the Company Bank to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of the Company, and up to and including the date of the meeting of shareholders of the Company to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Parent or any of its Subsidiaries) will comply, in all material respects, with the provisions of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder.

(b) The information relating to the Company and the Company Bank to be contained in the Company’s and the Company Bank’s applications to the FRB, the FDIC and the Department of Banking will be accurate in all material respects. The Company is not aware of any facts or circumstances with respect to the Company or the Company Bank which could cause any regulatory agency having jurisdiction over the Merger or the Bank Merger to disapprove the Merger or the Bank Merger or approve the Merger or the Bank Merger subject to any term or condition which would materially impair the value of the Company and its Subsidiaries, taken as a whole.

3.13 Compliance with Applicable Law.

(a) General. Except as set forth in Section 3.13 of the Company Disclosure Schedule, each of the Company and its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to each such item, and each of the Company and its Subsidiaries has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to the Company or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on the Company) and except as disclosed in Section 3.13(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on the Company.

(b) CRA. Without limiting the foregoing, the Company and its Subsidiaries have complied in all material respects with the Community Reinvestment Act (“CRA”) and the Company has no reason to believe that any person or group would object successfully to the consummation of the Merger or the Bank Merger due to the CRA performance of or rating of the Company or its Subsidiaries. Except as listed in Section 3.13(b) of the Company Disclosure Schedule, since January 1, 2000, no person or group has adversely commented in writing to the Company or its Subsidiaries in a manner requiring recording in a file of CRA communications upon the CRA performance of the Company and its Subsidiaries.

3.14 Certain Contracts.

(a) Except as disclosed in Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any written contract or understanding with respect to the employment or termination of any present or former officers, employees, directors or consultants. The Company has delivered to Parent true and correct copies of all employment agreements and termination agreements with officers, employees, directors, or consultants to which the Company or any of its Subsidiaries is a party or is bound.

(b) Except as disclosed in Section 3.14(b) of the Company Disclosure Schedule, (i) as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any commitment, agreement or other instrument which is material to the results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis, (ii) no commitment, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any person, and (iii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement. For purposes of subparagraph (i) above, any contract with a remaining term of greater than one (1) year or involving the payment of more than $25,000 (other than contracts relating to banking transactions in the ordinary course of business) shall be deemed material.

(c) Except as disclosed in Section 3.14(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment

(except those under which the Company will be the creditor) or arrangement to which the Company is a party, except for defaults which individually or in the aggregate would not have a Material Adverse Effect on the Company.

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, neither the entering into of this Agreement nor the consummation of the transactions contemplated hereunder will cause the Company or Parent to become obligated to make any payment of any kind to any party, including, but not limited to, any termination fee, breakup fee or reimbursement fee in an amount greater than $5,000, pursuant to any agreement or understanding between the Company and such party, other than the payments contemplated by this Agreement.

(e) Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) (i) with respect to the services of any directors or independent contractors, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) in an amount greater than $5,000 becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any director or consultant thereof.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) which (i) is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 30 days or less notice involving the payment of more than $25,000 per annum, or (ii) materially restricts the conduct of any line of business by the Company or any of its Subsidiaries.

(g) Section 3.14(g) of the Company Disclosure Schedule contains a schedule showing the good faith estimated present value as of December 31, 2002 of the monetary amounts payable (including any tax indemnification payments in respect of income and/or excise taxes) and identifying the in-kind benefits due under any plan other than a tax-qualified plan for each director of the Company and each officer of the Company with the position of vice president or higher, specifying the assumptions in such schedule.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14, whether or not set forth in Section 3.14 of the Company Disclosure Schedule but excluding any contract, arrangement, commitment or understanding which falls below the thresholds referred to in this Section 3.14, is referred to herein as a “Company Contract”. The Company has previously delivered or made available to Parent true and correct copies of each Company Contract.

3.15 Agreements with Regulatory Agencies. Except as set forth in Section 3.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.15 of the Company Disclosure Schedule, a “Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

3.16. Properties and Insurance.

(a) Each of the Company and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of the Company as of December 31, 2002 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business consistent with past practice, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business consistent with prior practice and which do not detract materially from the value thereof and (v) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar liens and encumbrances arising in the ordinary course of business consistent with prior practice and which do not detract materially from the value thereof. All leases pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property are valid and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in default thereunder in any material respect. All real estate leased by the Company and each of its Subsidiaries is in a good state of maintenance and repair, reasonable wear and tear excepted, conforms in all material respects with all applicable ordinances, regulations and zoning laws and is considered by the Company to be adequate for the current business of the Company and its Subsidiaries.

(b) The business operations and all insurable properties and assets of the Company and the Company Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of the Company, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the reasonable judgment of the management of the Company adequate for the business engaged in by the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. Section 3.16(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all primary and excess insurance coverage held by the Company and/or the Company Subsidiaries currently or at any time during the past three years. Copies of all insurance policies reflected on such list have been made available to Parent prior to the date hereof and will be furnished to parent promptly after a written request therefor.

(c) The Company Bank has purchased, for an aggregate premium of $2.5 million, approximately $7.2 million of bank owned life insurance (“BOLI”) coverage covering the lives of sixteen officers and directors of the Company (the “Covered Individuals”). The Company Bank has entered into an agreement with each Covered Individual (an “Insurance Agreement”) entitling such Covered Individual to receive a death benefit in the event that such Covered Individual dies prior to reaching 85 years of age. Section 3.16(c) of the Company Disclosure Schedule sets forth the names and current ages of each of the Covered Individuals, the death benefit that each such individual will be entitled to receive if he or she dies prior to reaching 65 years of age and the death benefit that each such individual will be entitled to receive if he or she dies immediately prior to reaching 85 years of age. In no event will the Covered Individuals be entitled to receive more than a total of $3,100,000 upon their deaths pursuant to the Insurance Agreements and any other plan or arrangement entered into in connection with the Company’s BOLI, excluding any tax payments which the Company Bank is obligated to pay to the Covered Individuals (“Tax Payments”). The Company has provided to Parent true and correct copies of each of the Insurance Agreements and true and correct copies of any plan documents that afford to the Covered Individuals any rights to receive payments from the Company Bank’s BOLI. Such Insurance Agreements and plan documents will entitle the Covered Individuals to the payments and Tax Payments set forth and described on Section 3.16(c) of the Company Disclosure Schedule, but no other payments.

3.17 Environmental Matters. Except as set forth in Section 3.17 of the Company Disclosure Schedule:

(a) Each of the Company and its Subsidiaries and, to the knowledge of the Company, the Leased Properties (as hereinafter defined), are in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined), and with all applicable decrees, orders and contractual obligations relating to any Environmental Matters, pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace.

(b) There is no suit, claim, action or proceeding, pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, or, to the knowledge of the Company, any Leased Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Materials whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries.

(c) To the knowledge of the Company, during the period of the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of the Company, prior to the period of the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, there was no release of Hazardous Materials in, on, under or affecting any such property.

(d) The Company and its Subsidiaries have never participated in the management of any facility and have never had a security interest in any facility (other than an interest as a tenant in real property).

(e) The following definitions apply for purposes of this Section 3.17: (w) “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other substances or materials regulated under any Environmental Law; (x) “Leased Property” means any property in which the Company or any of its Subsidiaries operates or has operated its business; (y) “Environmental Laws” means any and all applicable common law, statutes and regulations, of the United States and New Jersey dealing with Environmental Matters, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., (“CERCLA”), the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq., the Solid Waste Disposal Act including the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq. (“RCRA”), the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Emergency Planning and Right-To-Know Act of 1986, 42 U.S.C. §11001 et seq., the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10A-23.11, et seq. (“Spill Act”); the New Jersey Water Pollution Control Act, N.J.S.A. 58: 10A-1 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1, et seq. as in effect and amended, and all other applicable federal, state, municipal, county and local laws and ordinances, and the rules and regulations promulgated thereunder, and any applicable provisions of common law and civil law providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters, as these laws, ordinances, rules and regulations were in the past or are in effect; and (z) “Environmental Matters” means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the environment, safety, or sanitation, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any substance, product or waste which is hazardous or toxic or which is regulated by any Environmental Law whatsoever.

3.18 Opinion. Prior to the execution of this Agreement, the Company has received an opinion from the Firm to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of the Company from a financial point of view. A copy of such opinion has been provided to Parent.

3.19 Indemnification. Except as provided in the Company Contracts or the Certificate of Incorporation or by-laws of the Company, neither the Company nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of the Company (a “Covered Person”), and, to the knowledge of the Company, there are no claims for which any Covered Person would be entitled to indemnification under the Certificate of Incorporation or by-laws of the Company or any Subsidiary of the Company, applicable law or regulation or any indemnification agreement.

3.20 Loan Portfolio.

(a) With respect to each loan owned by the Company or its Subsidiaries in whole or in part (each, a “Loan”), to the knowledge of the Company:

(i) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(ii) neither the Company nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(iii) the Company or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or the Company’s applicable participation interest, as applicable), except as otherwise referenced on the books and records of the Company;

(iv) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

(v) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Loan, except as otherwise referenced on the books and records of the Company;

(vi) there is no pending or threatened litigation or proceeding relating to the property which serves as security for a Loan; and

(vii) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Except as set forth in Section 3.20 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of February 28, 2003, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. As of the date of the Company Bank’s most recent bank examination, none of the Loans of the Company or any of its Subsidiaries were classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans”, “Watch List” or words of similar import. As of February 28, 2003, no asset of the Company or of any of its Subsidiaries was classified as “Other Real Estate Owned”.

(c) As of December 31, 2002, the allowance for loan losses in the Company Financial Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute such allowance complies in all material respects with GAAP (consistently applied) and all applicable policies of the Company Regulatory Agencies. As of December 31, 2002, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the Company Financial Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP (consistently applied) and all applicable policies of the Company Regulatory Agencies.

3.21 Reorganization. The Company has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

3.22 Antitakeover Provisions Inapplicable. The Board of Directors of the Company has approved the transactions contemplated by this Agreement such that the provisions of Sections 14A:10A-1 et seq. of the BCA will not, assuming the accuracy of the representations contained in Section 4.12, apply to this Agreement, the Bank Merger, or any of the other transactions contemplated hereby or thereby.

3.23 Investment Securities; Borrowings; Deposits.

(a) Except for investments in Federal Home Loan Bank Stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into the ordinary course of business consistent with past practice and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by the Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b) Neither the Company nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the face of the Company Financial Statements and is a derivative contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with past practice, consistent with regulatory requirements and listed (as of the date hereof) in Section 3.23 (b) of the Company Disclosure Schedule.

(c) Set forth in Section 3.23(c) of the Company Disclosure Schedule is a true and correct list of the borrowed funds (excluding deposit accounts) of the Company and its Subsidiaries as of December 31, 2002.

(d) None of the deposits of the Company or any of its Subsidiaries is a “brokered” deposit.

3.24 Disclosure. No representation or warranty contained in Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

References herein to the “Parent Disclosure Schedule” shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered on the date hereof by Parent to the Company. Except as set forth in the Parent Disclosure Schedule, Parent hereby represents and warrants to the Company as follows:

4.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Parent is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). The Certificate of Incorporation and By-laws of Parent, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

(b) LB is a state-chartered commercial banking corporation duly organized and validly existing under the laws of the State of New Jersey. The deposit accounts of LB are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of Parent’s other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Parent’s Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists solely of 40,000,000 shares of Parent Common Stock. As of February 28, 2003, there were 14,189,539 shares of Parent Common Stock outstanding and 480,757 shares of Parent Common Stock held by Parent as treasury stock. As of the date hereof, there were no shares of Parent Common Stock reserved for issuance upon exercise of outstanding stock options except for 312,904 shares of Parent Common Stock reserved for issuance pursuant to Parent’s stock incentive plans (the “Parent Option Plans”), copies of which have been delivered to the Company. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for shares of capital stock issuable pursuant to the Parent Option Plans, pursuant to Parent’s dividend reinvestment and stock purchase plan, a copy of which has been delivered to the Company, and upon exercise of the rights (the “Parent Rights”) distributed to holders of Parent Common Stock pursuant to the Shareholder Rights Agreement, dated as of August 24, 2001, between Parent and First City Transfer Company, as Rights Agent (the “Parent Rights Agreement”), as of the date hereof Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or any other equity security of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or any other equity security of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and, subject to the parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 4.4, to consummate the transactions contemplated hereby. LB has full corporate power and authority to execute and deliver this Agreement and, subject to the parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 4.4, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of LB. No other corporate proceedings on the part of Parent or LB are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and LB and (assuming due authorization, execution and delivery by the Company and the Company Bank) this Agreement constitutes a valid and binding obligation of Parent and LB, enforceable against Parent and LB in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Parent or LB, nor the consummation by Parent or LB of the transactions contemplated hereby, nor compliance by Parent or LB with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Parent or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained and except as set forth in Section 4.3(b) of the Parent Disclosure Schedule, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (x) and (y) above, such as individually or in the aggregate will not have a Material Adverse Effect on Parent.

4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the FRB and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the Department of Banking and the FDIC and approval of such applications and notices, (c) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the S-4, (d) the approval of this Agreement by the requisite vote of the shareholders of the Company, (e) the filing of the Certificate of Merger with the Department pursuant to the BCA, (f) approval of the listing of the Parent Common Stock to be issued in the Merger on the Nasdaq/NMS, (g) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (h) such consents, authorizations, approvals or exemptions under the Environmental Laws and (i) such other filings, authorizations or approvals as may be set forth in Section 4.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Parent and LB of this Agreement, (2) the consummation by Parent of the Merger and the other transactions contemplated hereby and (3) the consummation by LB of the Bank Merger.

4.5 Reports. Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1997 with (i) the FRB, (ii) the Department of Banking, (iii) the FDIC and (iv) any other Governmental Entity that regulates Parent or any of its Subsidiaries (collectively with the FRB, the Department of Banking and the FDIC, the “Parent’s Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Parent’s Regulatory Agencies in the regular course of the business of Parent and its Subsidiaries, and except as set forth in Section 4.4 of the Parent Disclosure Schedule, no Parent’s Regulatory Agency has initiated any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 1997 the effect of which is reasonably likely to have a Material Adverse Effect on Parent. There is no unresolved violation, criticism, or exception by any Parent’s Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on Parent.

4.6 Financial Statements.

(a) Parent has previously made available to the Company copies of (a) the consolidated statements of financial condition of Parent and its Subsidiaries as of December 31, for the fiscal years 2001 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2000, 2001 and 2002, in each case accompanied by the audit report of Grant Thornton LLP, independent public accountants with respect to Parent, and the notes related thereto (the “Parent Financial Statements”). Such accounting firm is independent with respect to the Parent and its Subsidiaries to the extent required by Regulation S-X of the SEC. The consolidated statements of financial condition of the Parent (including the related notes, where applicable) included within the Parent Financial Statements fairly present, and the consolidated statements of financial condition of the Parent (including the related notes, where applicable) to be incorporated by reference in the S-4 will fairly present, the consolidated financial position of the Parent and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders’ equity and cash flows (including the related notes, where applicable) included within the Parent Financial Statements fairly present, and the consolidated statements of income, changes in shareholders’ equity and cash flows of Parent (including the related notes, where applicable) to be incorporated by reference in the S-4 will fairly present, the results of the consolidated operations and consolidated financial position of the Parent and its Subsidiaries for the respective fiscal periods therein set forth; each of the Parent Financial Statements (including the related notes, where applicable) complies, and each of such consolidated financial statements (including the related notes, where applicable) to be incorporated by reference in the S-4 will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the Parent Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable) to be incorporated by reference in the S-4 will be, prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q. The books and records of the Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

(b) Except as and to the extent reflected, disclosed or reserved against in the Parent Financial Statements (including the notes thereto), as of December 31, 2002 neither the Parent nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of Parent and its Subsidiaries on a consolidated basis which were required to be so disclosed under GAAP.

4.7 SEC Reports. Parent has previously made available to the Company a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1999 by Parent with the SEC pursuant to the Securities Act of 1933 (the “Securities Act”) or the Exchange Act (the “Parent Reports”) and (b) communication mailed by Parent to its shareholders since December 31, 1999, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Parent Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

4.8 Absence of Certain Changes or Events. Except as disclosed in any Parent Report filed with the SEC prior to the date of this Agreement, since December 31, 2002, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on Parent.

4.9 Legal Proceedings.

(a) Except as disclosed in any Parent Report filed with the SEC prior to the date of this Agreement or as may be set forth in Section 4.9 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 4.9(b) of the Parent Disclosure Schedule, there is no injunction, order, judgment, or decree imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries, other than any such injunction, order, judgment, or decree which would not have a Material Adverse Effect upon Parent.

4.10 Parent Information.

(a) The information relating to Parent and LB to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of the Company,

and up to and including the date of the meeting of shareholders of the Company to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply, in all material respects, with the provisions of the Exchange Act and the rules and regulations thereunder.

(b) The information relating to Parent and LB to be contained in the Parent’s and LB’s applications to the FRB, the FDIC and the Department of Banking will be accurate in all material respects.

4.11 Compliance with Applicable Law.

(a) Except as set forth in Section 4.11 of the Parent Disclosure Schedule, each of the Parent and its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to each such item, and each of the Parent and its Subsidiaries has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to the Parent or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on the Company) and except as disclosed in Section 4.11 of the Parent Disclosure Schedule, Parent and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on Parent.

(b) Without limiting the foregoing, Parent and its Subsidiaries have complied in all material respects with the CRA and Parent has no reason to believe that any person or group would object successfully to the consummation of the Merger or the Bank Merger due to the CRA performance of or rating of Parent or any or its Subsidiaries. Except as listed in Section 4.11(b) of the Parent Disclosure Schedule, since January 1, 2000, no person or group has adversely commented in writing to Parent or any of its Subsidiaries in a manner requiring recording in a file of CRA communications upon the CRA performance of Parent and its Subsidiaries.

4.12 Ownership of Company Common Stock; Affiliates and Associates.

(a) Other than as contemplated by this Agreement and the Shareholders’ Agreement, neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than DPC Shares); and

(b) Neither Parent nor any of its Subsidiaries is an “Interested stockholder” of the Company under Section 14A:10A-3 of the BCA.

4.13 Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any Regulatory Agreement with any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

4.14 Reorganization. Parent has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

4.15 No Approval of Parent’s Shareholders Required. Based upon laws and regulations applicable to Parent, including the rules, regulations and policies of Nasdaq, as of the date of this Agreement, neither approval of this Agreement by the shareholders of Parent nor approval of the transactions contemplated hereby by the shareholders of Parent is required.

4.16 Disclosure. No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in Article IV not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to use commercially reasonable efforts to: (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of the Company, the Company Bank, Parent or LB to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action which would adversely affect or delay the ability of the Company, the Company Bank, Parent or LB to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise specifically provided by this Agreement or consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

(b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of DPC Shares, as such term is defined in Section 1.4(b) hereof) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clauses (ii) and (iii), for the issuance of up to a total of 166,225 shares of Company Common Stock upon the exercise of stock options granted under the Company Stock Option Plans prior to the date hereof, any such exercise to be in accordance with the present terms of such options;

(c) amend its Certificate of Incorporation, By-laws or other similar governing documents;

(d) (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of, all or more than 10% of the assets or any equity securities of the Company of any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”) or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to, an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii)(A) providing information in response to a request therefor by a person who, subsequent to the date hereof, makes an unsolicited bona fide written Acquisition Proposal if the Company’s Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms which reasonably protect against the disclosure of information which Parent has agreed to keep confidential pursuant to the terms of the confidentiality agreement between Parent and the Company dated as of March 10, 2003 (the “Confidentiality Agreement”); or (B) engaging in any negotiations or discussions with any person who, subsequent to the date hereof, makes an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B) above, (i) the Board of Directors of the Company, after consultation with outside legal counsel, determines in good faith that such action is legally necessary for the proper discharge of its fiduciary duties under applicable law and (ii) the Board of Directors of the Company, after consultation with its financial advisor, determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to the shareholders of the Company as a group than the transaction contemplated by this Agreement. The Company will notify Parent immediately orally (within 12 hours) and in writing (within 24 hours) if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company after the date hereof, and, as part of such notification, shall disclose to Parent the identity of the person making such inquiry, proposal or offer and the substance of such inquiry, proposal or offer in reasonable detail and will keep Parent informed of any developments with respect thereto immediately upon the occurrence thereof. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company and its Subsidiaries will take the necessary steps to inform their respective officers, directors, agents, and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) of the obligations undertaken in this Section 5.1(d). The Company will promptly request each person (other than Parent) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with the Company or any of its Subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of the Company or any of its Subsidiaries;

(e) make any capital expenditures other than those which (i) are made in the ordinary course of business consistent with past practice or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $75,000 in the aggregate;

(f) enter into any new line of business or offer any new products or services;

(g) except for consummating the transactions contemplated by Section 5.1(g) of the Company Disclosure Schedule substantially in accordance with the terms of the related draft agreement provided to Parent (it being understood that any material change in the terms of such agreement from the terms set forth in such draft agreement shall require Parent’s consent, which consent shall not be unreasonably withheld or delayed), acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole (it being understood that for purposes of this clause “g”, any assumption of another financial institution’s liabilities shall be conclusively deemed to be material), other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

(h) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(i) change its methods of accounting in effect at December 31, 2002, except as required by changes in GAAP or regulatory accounting principles as concurred with in writing by the Company’s independent auditors;

(j)(i) except as set forth in Section 6.7, as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any Company Benefit Plan (including, without limitation, any Plan) or any agreement, arrangement, plan, trust, other funding arrangement or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers, employees or independent contractors, change any trustee or custodian of the assets of any plan or transfer plan assets among trustees or custodians, (ii) except for (A) normal salary increases in the ordinary course of business consistent with past practice, which increases do not exceed 4% of annual rate of base salary in effect on the date of this Agreement in any individual case, (B) the bonuses described in Section 5.1(j) of the Company Disclosure Schedule or (C) matters required by applicable law, increase, or accelerate payment of in any manner, the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof or pay any bonus, or (iii) grant or award any stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares;

(k) other than activities in the ordinary course of business consistent with past practice or matters set forth in Section 5.1(k) of the Company Disclosure Schedule, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements except as otherwise specifically contemplated by this Agreement;

(l) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(m) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

(n) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;

(o) other than in the ordinary course of business consistent with past practice, in individual amounts not to exceed $25,000, and other than investments for the Company’s portfolio made in accordance with Section 5.1(p), make any investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity;

(p) make any investment in any debt security, including mortgage-backed and mortgage related securities, other than US government and US government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities and which are purchased in the ordinary course of business consistent with past practice;

(q) settle any claim, action or proceeding involving any liability of the Company or any of its Subsidiaries for money damages in excess of $50,000 or involving any material restrictions upon the operations of the Company or any of its Subsidiaries;

(r) intentionally omitted;

(s) except in the ordinary course of business consistent with past practice and in amounts less than $100,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

(t) unless consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed) or effected in the ordinary course of business consistent with past practices and applicable legal requirements, make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, involving an extension of credit (in one or a series of related transactions) of more than $200,000 (it being understood that a Small Business Administration loan shall be deemed to involve more than $200,000 only if the non-guaranteed portion of such loan is more than $200,000);

(u) incur any additional borrowings beyond those set forth in the Section 5.1(u) of the Disclosure Schedule other than short-term (with a final maturity of two years or less) Federal Home Loan Bank borrowings and reverse repurchase agreements in the ordinary course of business consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of the Company or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder (it being understood that deposits shall not be deemed to be borrowings within the meaning of this sub-section);

(v) make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

(w) except pursuant to commitments existing at the date hereof which have previously been disclosed in writing to the Parent, make any construction loans outside the ordinary course of business consistent with past practice, make any real estate loans secured by undeveloped land or make any real estate loans secured by land located outside the State of New Jersey;

(x) except as disclosed in Section 5.1(x) of the Company Disclosure Schedule, establish or make any commitment relating to the establishment of any new branch or other office facilities other than those for which all regulatory approvals have been obtained; with respect to any such new branch or other office facility for which regulatory approval has been received, make any capital expenditures that in the aggregate would exceed $50,000;

(y) elect to the Board of Directors of the Company any person who is not a member of the Board of Directors of the Company as of the date hereof;

(z) make any material Tax election or file any claim for a material income Tax refund;

(aa) take any other action outside of the ordinary course of business; or

(ab) agree to do any of the foregoing.

5.2 Covenants of Parent. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Parent shall use commercially reasonably efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (ii) take no action which would adversely affect or delay the ability of the Company or Parent to perform it covenants and agreements on a timely basis under this Agreement, and (iii) take no action which would adversely affect or delay the ability of the Company, Parent, the Company Bank or the Parent Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.2 of the Parent Disclosure Schedule or as otherwise specifically provided by this Agreement or consented to in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to:

(a) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(b) change its methods of accounting in effect at December 31, 2002, except in accordance with changes in GAAP or regulatory accounting principles as concurred with by Parent’s independent auditors; or

(c) agree to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The Company shall cooperate with Parent in the preparation of the Proxy Statement to be included within the S-4. Each of the Company and Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Bank Merger). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Parent agrees promptly to advise the Company if at any time prior to the Company’s Shareholders’ Meeting any information provided by Parent for the Proxy Statement becomes incorrect or incomplete in any material respect and promptly to provide Company with the information needed to correct such inaccuracy or omission. Parent shall promptly furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Parent and the Parent Subsidiaries, to comply with all applicable legal requirements. The Company agrees promptly to advise Parent if at any time prior to the Company’s Shareholders’ Meeting any information provided by the Company for the Proxy Statement becomes incorrect or incomplete in any material respect and promptly to provide Parent with the information needed to correct such inaccuracy or omission. The Company shall promptly furnish Purchaser with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Company and the Company Subsidiaries, to comply with all applicable legal requirements.

(d) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

6.2 Access to Information.

(a) The Company shall permit, and shall cause each of the Company’s Subsidiaries to permit, Parent and its representatives, and Parent shall permit, and shall cause each of Parent’s Subsidiaries to permit, the Company and its representatives, reasonable access to their respective properties, and shall disclose and make available to Parent and its representatives, or the Company and its representatives, as the case may be, all books, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings (excluding information related to the Merger), organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Parent and its representatives or the Company and its representatives may have a reasonable interest, all to the extent reasonably requested by the party seeking such access. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would waive any privilege. The parties will use their reasonable best efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, the Company acknowledges that Parent may be involved in discussions concerning other potential acquisitions and Parent shall not be obligated to disclose information regarding such discussions to the Company except as such information is disclosed to Parent’s shareholders generally.

(b) During the period from the date of this Agreement to the Effective Time, each of the Company and Parent will cause one or more of its designated representatives to confer with representatives of the other party on a monthly or more frequent basis regarding its business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, the Company agrees to provide Parent, and Parent agrees to provide the Company, with internally prepared consolidated profit and loss statements no later than 15 days after the close of each calendar month. As soon as reasonably available, but in no event more than 30 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), the Company will deliver to Parent and Parent will deliver to the Company their respective consolidated quarterly financial statements. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year, the Company will deliver to Parent and Parent will deliver to the Company their respective consolidated annual financial statements.

(c) All information furnished pursuant to Sections 6.2(a) and 6.2(b) shall be subject to, and each of the Company and Parent shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.

(d) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

6.3 Shareholders’ Meeting. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby (the “Shareholders’ Meeting”). The Company will, through its Board of Directors, except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised by such Board’s legal counsel subject to the fiduciary duties of such Board and the provisions of Article VIII, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement.

6.4 Legal Conditions to Merger. Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

6.5 Affiliates. Promptly, but in any event within two weeks after the execution and delivery of this Agreement, the Company shall deliver to Parent a letter identifying all persons who, to the knowledge of the Company, may be deemed to be “affiliates” of the Company under Rule 145 of the Securities Act, including, without limitation, all directors and executive officers of the Company, together with executed letter agreements, each substantially in the form of Exhibit B hereto, executed by each such person so identified as an affiliate of the Company agreeing (i) to comply with Rule 145 and (ii) if such person is a director and has not executed the Shareholders’ Agreement, to be present in person or by proxy and vote in favor of the Merger at the Company’s shareholders meeting.

6.6 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing for quotation on the Nasdaq/NMS, subject to official notice of issuance, as of the Effective Time.

6.7 Employee Benefit Plans; Existing Agreements.

(a) As of or as soon as practicable following the Effective Time and except as otherwise provided in Section 6.7(c), the employees of the Company and its Subsidiaries who remain in the employ of Parent or its Subsidiaries subsequent to the Effective Time (the “Company Employees”) shall be eligible to participate in the employee benefit plans, policies and programs of Parent and its Subsidiaries in which similarly situated employees of Parent or LB participate (the “Parent Benefit Plans”), to the same extent as similarly situated employees of Parent or LB.

(b) With respect to each Parent Benefit Plan, other than an employee pension benefit plan as such term is defined in Section 3(2) of ERISA, for purposes of determining eligibility to participate, service with the Company (or predecessor employers to the extent that the Company provides past service credit) shall be treated as service with Parent, without evidence of insurability and without application of pre-existing physical or mental condition limitations (except to the extent applicable under similar plans maintained by the Company and its Subsidiaries).

(c) In lieu of any other severance benefits with respect to service prior to the Closing, Company Employees who are not parties to any written agreement affording them benefits upon a change in control and whose employment with Parent or its Subsidiaries is terminated by Parent or its Subsidiaries without cause within one year after the Closing shall be entitled to severance pay in an amount equal to two weeks regular pay for every year worked with the Company and its Subsidiaries, subject to applicable withholding requirements.

(d) The Company maintains a 401(k) plan for the benefit of its employees (the “Company Savings Plan”). As soon as practicable after the Effective Date, the Parent shall direct the trustee of the Company Savings Plan to transfer the account balances of participants in the Company Savings Plan to Parent’s Salary Savings 401(k) Plan and Trust (the “Parent Savings Plan”) in accordance with Section 414(l) of the Code. Such transfer shall consist of cash and participant notes representing loans from the

Company Savings Plan. Parent shall amend the Parent Savings Plan to provide that all service with the Company or its Subsidiaries shall be treated as service with Parent for purposes of eligibility to participate and vesting in the Parent Savings Plan.

6.8 Indemnification.

(a) For a period of six years after the Effective Time, Parent shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or the Company Bank or who serves or has served at the request of the Company or the Company Bank as a director or officer with any other person (collectively, the “Indemnitees”) against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, subject to the provisions of this Section 6.8, reasonable costs of investigation and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director or officer of the Company or the Company Bank or serves or has served at the request of the Company or the Company Bank as a director or officer with any other person, in connection with, arising out of or relating to (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against the Company or the Company Bank or any of their respective affiliates, or by any former or present shareholder of the Company (each a “Claim” and collectively, “Claims”), including, without limitation, any Claim which is based upon, arises out of or in any way relates to the Merger, the Proxy Statement, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee’s service as a member of the Board of Directors of the Company or the Company Bank or of any committee thereof, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of Parent set forth in this Section 6.8, in each case to the fullest extent which the Company and the Company Bank would have been permitted under any applicable law and their respective Certificates of Incorporation or Bylaws had the Merger not occurred (and Parent shall also advance expenses as incurred to the fullest extent so permitted).

Any Indemnitee wishing to claim indemnification under this Section 6.8 shall promptly notify Parent upon learning of any Claim, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnitee except to the extent that such failure prejudices Parent. In the event of any Claim (whether arising before or after the Effective Time) as to which indemnification under this Section 6.8 is applicable, (x) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if Parent elects not to assume such defense, or counsel for the Indemnitees advises that there are issues which raise conflicts of interest between Parent and the Indemnitees, the Indemnitees may retain counsel satisfactory to them, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnitees as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this Section 6.8 to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (y) the Indemnitees will cooperate in the defense of any such matter. Parent shall not be liable for the settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 6.8, Parent shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable law or public policy.

(b) Parent shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to the Company’s existing annual coverage limits) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that (A) in no event shall Parent be required to expend an aggregate premium in excess of 300% of the annual premium most recently paid by the Company prior to the date hereof (the “Insurance Amount”) to maintain or procure insurance coverage (which current annual premium is set forth in Section 6.8(b) of the Company Disclosure Schedule), (B) if Parent is unable to maintain or obtain the insurance called for by this Section 6.8(b), Parent shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount and (C) notwithstanding any provision herein to the contrary, Parent shall be deemed to have satisfied all of its obligations pursuant to this Section 6.8(b) in the event that it acquires single premium tail insurance at an aggregate premium cost of $39,000.

(c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.8.

(d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

6.10 Parent Rights Agreement. Parent agrees that Parent Rights shall be issued with respect to each share of Parent Common Stock issued pursuant to the terms hereof regardless of whether there has occurred a “Distribution Date” under the terms of the Parent Rights Agreement prior to the Effective Time, and Parent shall take all action necessary or advisable to enable the holder of each share of Parent Common Stock issued pursuant to this Agreement to obtain the benefit of such Parent Rights notwithstanding their prior distribution, including, without limitation, amendment of the Parent Rights Agreement.

6.11 Notification of Certain Matters. Each party shall give prompt notice to the others of (a) any event, condition, change, occurrence, act or omission which causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation which is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such party. Each of the Company and the Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

6.12 Certain Matters, Certain Revaluations, Changes and Adjustments. Notwithstanding that the Company believes that it and its Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, the Company recognizes that Parent may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). At or before the Effective Time, upon the request of Parent and in order to formulate the plan of integration for the Bank Merger, the Company shall, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of Parent and establish such accruals and reserves as shall be necessary to reflect Merger-related expenses and costs incurred by the Company and its Subsidiaries, provided, however, that the Company shall not be required to take such action (A) more than five days prior to the Effective Time; and (B) unless Parent agrees in writing that all conditions to closing set forth in Article VII have been satisfied or waived (other than those conditions relating to delivery of documents on the Closing Date); and provided further, however, that no accrual or reserve made by the Company or any Company Subsidiary pursuant to this Section 6.12 or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

6.13 Other Policies. Between the date of this Agreement and the Effective Time, the Company shall cooperate with Parent to reasonably conform the policies and procedures of the Company and its Subsidiaries regarding applicable regulatory matters to those of Parent and LB, as Parent may reasonably identify to the Company from time to time, provided, however, that implementation of such conforming actions may at the Company’s discretion be delayed until the time period following receipt of shareholder and all regulatory approvals, as provided in Section 6.12.

6.14 Other Transactions. The Company acknowledges that Parent may be in the process of acquiring other banks and financial institutions or in offering securities to the public and that in connection with such transactions, information concerning the Company and its Subsidiaries may be required to be included in the registration statements, if any, for the sale of securities of Parent or in SEC reports in connection with such transactions. Parent shall provide the Company and its counsel with copies of such registration statements at the time of filing. The Company agrees to provide Parent with any information, certificates, documents or other materials about the Company and its Subsidiaries as are reasonably necessary to be included in such SEC reports or registration statements, including registration statements which may be filed by Parent prior to the Effective Time. The Company shall use its reasonable efforts to cause its attorneys and accountants to provide Parent and any underwriters for Parent with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. Parent shall reimburse the Company for reasonable expenses thus incurred by Company should this transaction be terminated for any reason. Parent shall not file with the SEC any registration statement or amendment thereto or supplement thereof containing information regarding the Company unless the Company shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.

6.15. Failure to Fulfill Conditions. In the event that Parent or the Company determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the Cut-off Date (as defined in Section 8.1(c)) and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions Parent may enter into with other parties, the Company and Parent will promptly inform the other of any facts applicable to the Company or Parent, respectively, or their respective directors or officers or Subsidiaries, that would be likely to prevent or materially delay approval of the Merger or the Bank Merger by any Governmental Entity or which would otherwise prevent or materially delay completion of the Merger.

6.16. Transaction Expenses of the Company.

(a) For planning purposes, the Company shall, within 30 days from the date hereof, provide Parent with its estimated budget of transaction-related expenses reasonably anticipated to be payable by the Company and its Subsidiaries in connection with the transactions contemplated hereby based on facts and circumstances then currently known, including the fees and expenses of counsel, accountants, investment bankers and other professionals. The Company shall promptly notify Parent if or when it determines that it will expect to exceed its budget.

(b) Promptly after the execution of this Agreement, the Company shall, and shall cause each of its Subsidiaries to, ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements within 30 days. The Company shall accrue and/or pay all of such amounts as soon as possible.

(c) The Company shall cause its and its Subsidiaries’ professionals to render monthly invoices within 30 days after the end of each month. The Company shall advise Parent monthly of all out-of-pocket expenses which the Company and its Subsidiaries have incurred in connection with the transactions contemplated hereby. The Company shall not, and shall cause each of its Subsidiaries not to, pay fees and expenses to its accountants or attorneys on any basis different than the basis on which such professionals would be paid in the absence of any business combination.

(d) Parent, in reasonable consultation with the Company, shall make all arrangements with respect to the printing and mailing of the Proxy Statement.

6.17 Approval of the Bank Merger. Upon receipt of all necessary governmental approvals, the Company will approve the Bank Merger as the sole shareholder of the Company Bank, and Parent will approve the Bank Merger as the sole shareholder of LB. Such approvals shall be in such form and substance as shall be reasonably acceptable to counsel for Parent and counsel for the Company.

ARTICLE VII

CONDITIONS PRECEDENT

7.1. Conditions to Each Party’s Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

(a) Approval of Shareholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Company. The S-4 shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Parent Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws.

(b) Regulatory Filings. All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the FDIC, the Department of Banking, the FRB, the SEC and (if necessary) the New Jersey Department of Environmental Protection) required to consummate the transactions contemplated hereby shall have been obtained without the imposition of any term or condition which would impair, in any material respect, the value of the Company and the Company Bank, taken as a whole. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the Hart-Scott-Rodino waiting period if applicable) shall have expired.

(c) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger or the Bank Merger; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity seeking to restrain or prohibit the Merger or the Bank Merger; and no suit, action or other proceeding shall be pending before any court or Governmental Entity seeking to restrain or prohibit the Merger or the Bank Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which Parent or the Company determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger or the Bank Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

(d) Tax Opinion. Parent and Company shall each have received an opinion, dated as of the Effective Time, of Lowenstein Sandler PC, reasonably satisfactory in form and substance to Company and its counsel and to Parent, based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts and representations as such counsel may reasonably deem relevant, to the effect that: (i) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code; (ii) no gain or loss shall be recognized upon the exchange of Company Common Stock solely for Parent Common Stock; (iii) in the case of Company shareholders who receive cash in whole or in part in exchange for their Company Common Stock, gain, if any, realized by the recipient on the exchange shall be recognized, but in an amount not in excess of the amount of such cash; (iv) in the case of Company shareholders who recognize gain on the exchange of their Company Common Stock and in whose hands such stock was a capital asset on the date of the exchange, such gain shall be treated as capital gain (long-term or short-term, depending on the shareholders’ respective holding periods for their Company Common Stock), except in the case of any such shareholder as to which the exchange has the effect of a dividend within the meaning of Section 356(a)(2) of the Code by reason of the applicability of the stock attribution rules of Section 318 of the Code, it being understood that the applicability of such attribution rules to any particular shareholder shall depend on such shareholder’s particular factual circumstances; (v) the basis of any Parent Common Stock received in exchange for

Company Common Stock shall equal the basis of the recipient’s Company Common Stock surrendered on the exchange, reduced by the amount of cash received, if any, on the exchange, and increased by the amount of the gain recognized, if any, on the exchange (whether characterized as dividend or capital gain income); and (vi) the holding period for any Parent Common Stock received in exchange for Company Common Stock will include the period during which the Company Common Stock surrendered on the exchange was held, provided such stock was held as a capital asset on the date of the exchange. In connection therewith, each of Parent and the Company shall deliver to Lowenstein Sandler PC representation letters, in each case in form and substance reasonably satisfactory to Lowenstein Sandler PC. Neither Parent nor the Company shall, or shall cause any of their respective Subsidiaries to, take any action inconsistent with the treatment of the Merger as a “reorganization” under Section 368(a) of the Code.

(e) Listing of Shares. The shares of Parent Common Stock which shall be issued to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing for quotation on the Nasdaq/NMS, subject to official notice of issuance.

7.2. Conditions to the Obligations of Parent Under this Agreement. The obligations of Parent under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of the Company and the Company Bank. Except for those representations and warranties which are made as of a particular date, the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true in all respects) on the Closing Date as though made on and as of the Closing Date. The representations and warranties of the Company contained in this Agreement which are made as of a particular date shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true in all respects) as of such date. The Company shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date.

(b) Certificates. The Company shall have furnished Parent with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.2 as Parent may reasonably request.

(c) Legal Fees. The Company shall have furnished Parent with letters from all attorneys representing the Company and its Subsidiaries in any matters confirming that all legal fees in excess of $15,000 have been paid in full for services rendered as of the Effective Time.

(d) Merger Related Expense. The Company shall have provided Parent with an accounting of all Merger-related expenses incurred by it through the Closing

Date, including a good faith estimate of such expenses incurred but as to which invoices have not been submitted as of the Closing Date.

(e) Accountant’s Letter. If requested by Parent, the Company shall have caused to be delivered to the Parent “cold comfort” letters or letters of procedures from the Company’s independent certified public accountants, dated (i) the date of the mailing of the Proxy Statement to the Company’s shareholders and (ii) a date not earlier than five business days preceding the date of the Closing and addressed to the Parent, concerning such matters as are customarily covered in transactions of the type contemplated hereby;

(f) Third Party Consents. All consents, waivers and approvals of any third parties (other than Governmental Entities) which are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made except for those the failure to obtain would not have a Material Adverse Effect (i) on the Company and its Subsidiaries taken as a whole or (ii) on the Parent and its Subsidiaries taken as a whole. None of the approvals or waivers referred to in this Section 7.2(f) shall contain any term or condition which would have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger.

(g) Affiliate Letters. Parent shall have received the letter agreements referred to in Section 6.5.

7.3 Conditions to Obligations of the Company Under this Agreement. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties; Performance of Obligations of Parent and LB. Except for those representations and warranties which are made as of a particular date, the representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true in all respects) on the Closing Date as though made on and as of the Closing Date. The representations and warranties of Parent contained in this Agreement which are made as of a particular date shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true in all respects) as of such date. Parent shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date.

(b) Certificates. Parent shall have furnished the Company with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.3 as the Company may reasonably request.

(c) Fairness Opinion. The Company shall have received an opinion from the Firm, dated on or about the date of the Proxy Statement, to the effect that, in its opinion, the consideration to be paid to shareholders of the Company hereunder is fair to such shareholders from a financial point of view.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Permissive Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

(a) by mutual consent of the Company and Parent;

(b) by either Parent or the Company upon written notice to the other party (i) 60 days after the date on which any request or application for a required regulatory approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(c) by either Parent or the Company, if the Merger shall not have been consummated on or before December 31, 2003 (the “Cut-off Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Parent or the Company if the approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of representation or warranty by the Company) or Section 7.3(a) (in the case of a breach of representation or warranty by Parent);

(f) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party hereto, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;

(g) by the Company, if the Company’s Board of Directors shall have approved a definitive agreement reflecting an Acquisition Proposal (the “Alternative Agreement”), but only if (1) at least 48 hours prior to entering into the Alternative Agreement, the Company provides a copy of the Alternative Agreement to Parent, (2) the Board of Directors of the Company, after consultation with outside legal counsel and after considering any response that Parent may have after reviewing the Alternative Agreement, determines in good faith that approving the Alternative Agreement is legally necessary for the proper discharge of its fiduciary duties under applicable law, (3) the Board of Directors of the Company, after consultation with its financial advisor and after considering any response that Parent may have after reviewing the Alternative Agreement, determines in good faith that the transactions contemplated by the Alternative Agreement are reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the transaction and the party offering to enter into the Alternative Agreement, and would, if consummated, be more favorable to the shareholders of the Company as a group than the transaction contemplated by this Agreement and any transaction then being proposed by Parent; and (4) prior to terminating this Agreement, the Company (A) delivers to Parent a written acknowledgment, in form and substance reasonably satisfactory to Parent, that upon consummation of the first closing contemplated by the Alternative Agreement, the Company (and its successors) shall be obligated to pay to Parent the Termination Fee (as hereinafter defined) and the Termination Expenses (as hereinafter defined) and (B) delivers to Parent a release signed by the parties to the Alternative Agreement, which release shall be in form and substance reasonably satisfactory to Parent and shall irrevocably waive any right the releasing parties may have to challenge the payment to Parent of the Termination Fee and the payment to Parent of the Termination Expenses;

(h) by Parent, if an event occurs which gives rise to the payment of a Termination Fee pursuant to Section 8.5;

(i) by Parent if the conditions set forth in Sections 7.1 and 7.2 are not satisfied and are not capable of being satisfied by the Cut-off Date;

(j) by Parent if the Average Closing Price is less than $13.00; or

(k) by the Company if the conditions set forth in Sections 7.1 and 7.3 are not satisfied and are not capable of being satisfied by the Cut-off Date.

8.1A Mandatory Termination. This Agreement shall be terminated in the event that the number of shares of Parent Common Stock issuable pursuant to this Agreement, as determined at the Closing, equals or exceeds twenty percent of the shares of Parent Common Stock outstanding as of the close of business on the business day immediately preceding the date of the Closing.

8.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1 or Section 8.1A, this Agreement shall forthwith become void and have no effect except that (i) Sections 8.1, 8.1A, 8.2, 8.5 and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company’s shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5 Termination Fee; Expenses.

(a) In the event that at any time after the date of this Agreement (A) the holders of Company Common Stock shall not have approved this Agreement and the transactions contemplated hereby at the meeting of such shareholders held for the purpose of voting on this Agreement, (B) such meeting shall have been adjourned or canceled, (C) the Board of Directors of the Company shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to Parent, its recommendation, or shall have failed to reconfirm its recommendation, that the shareholders of the Company approve the transactions contemplated by this Agreement, or (D) the Company shall have breached any covenant or obligation contained in this Agreement and such breach would entitle Parent to terminate this Agreement, in each case after (x) an Acquisition Proposal shall have been communicated to the Company or (y) it shall have been publicly announced that any person other than Parent or any Subsidiary of Parent shall have made a bona fide proposal by public announcement or written communication that becomes the subject of public disclosure to engage in a merger, consolidation or similar transaction with, or a purchase or other acquisition of all or substantially all of the assets or 25% or more of the outstanding shares of Common Stock of, the Company, then, in any such case, if this Agreement is terminated, the Company shall, concurrent with the consummation of an Acquisition Event (as hereinafter defined) occurring within eighteen months after such termination, pay to Parent (I) a fee of $1,300,000 (the “Termination Fee”) and (II) an amount equal to the out-of-pocket expenses incurred by Parent in connection with the transactions contemplated by this Agreement (as reasonably estimated and itemized by Parent), but only up to $200,000 in such expenses (the “Termination Expenses”). For purposes of this Agreement, the term “Acquisition Event” shall mean the first closing contemplated by an Acquisition Proposal.

(b) In the event that Parent terminates this Agreement pursuant to Section 8.1(j) or in the event that this Agreement is terminated pursuant to Section 8.1A, Parent shall, concurrent with such termination, pay to the Company an amount equal to the out-of-pocket expenses incurred by the Company in connection with the transactions contemplated by this Agreement (as reasonably estimated and itemized by the Company), but only up to $400,000 in such expenses.

ARTICLE IX

GENERAL PROVISIONS

9.1 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 31, 2003. A matter shall be deemed to be within the “knowledge” of an entity if such matter is within the actual knowledge of any person who is as of the date hereof, or who becomes between the date hereof and the Closing, an executive officer of such entity. No provision of this Agreement shall be construed to require the Company, Parent or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable law, rule or regulation.

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.3 Expenses. Except as otherwise provided in Section 8.5, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent, to:

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Attn: Roger Bosma, Chief Executive Officer

with a copy to:

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, New Jersey 07068

Attn: Peter H. Ehrenberg, Esq.

and

(b)	if to the Company, to:

Community State Bank

417 Cedar Lane

Teaneck, New Jersey 07666

Attention: Stuart Lubow, Chief Executive Officer

with a copy to:

Pitney, Hardin, Kipp & Szuch, LLP

(mail to) P.O. Box 1945 Morristown, NJ 07962

(deliver to) 200 Campus Drive Florham Park, NJ 07932

Attn.: Ronald H. Janis, Esq.

9.5 Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Execution and delivery of this Agreement or any agreement contemplated hereby by facsimile transmission shall constitute execution and delivery of this Agreement or such agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with the Shareholders’ Agreement and the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey, without regard to any applicable conflicts of law.

9.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.9 Publicity. Except as otherwise required by law or the rules of the Nasdaq/NMS, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

9.10 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, Parent, LB, the Company and the Company Bank have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

LAKELAND BANCORP, INC.

By:	/S/ JOHN W. FREDERICKS
Name: John W. Fredericks Title: Chairman of the Board

LAKELAND BANK

By:	/S/ JOHN W. FREDERICKS
Name: John W. Fredericks Title: Chairman of the Board

CSB FINANCIAL CORP.

By:	/S/ STUART H. LUBOW
Name: Stuart H. Lubow Title: President and Chief Executive Officer

COMMUNITY STATE BANK

By:	/S/ STUART H. LUBOW
Name: Stuart H. Lubow Title: President and Chief Executive Officer

Exhibit A

SUBSIDIARY AGREEMENT AND PLAN OF MERGER

This Subsidiary Agreement and Plan of Merger (this “Agreement”) is dated as of [            ], 2003, among Lakeland Bank (“LB”), a New Jersey state-chartered banking corporation and a wholly-owned subsidiary of Lakeland Bancorp, Inc. a New Jersey corporation (“Parent”), and Community State Bank (the “Company Bank”), a New Jersey state-chartered banking corporation and a wholly-owned subsidiary of CSB Financial Corp., a New Jersey corporation (the “Company”). The principal office of LB is located at 250 Oak Ridge Road, Oak Ridge, New Jersey 07438. LB has capital of $[            ] million, divided into [             ] shares of common stock, par value $2.50 per share (“LB Common Stock”), capital surplus of $[            ] million and undivided profits, including capital reserves, of $[            ] million, as of March 31, 2003. The principal office of the Company Bank is located at 417 Cedar Lane Teaneck, New Jersey 07666. The Company Bank has capital of $[            ] million divided into [            ] shares of common stock, $[            ] par value per share (“Company Bank Common Stock”), capital surplus of $[            ] million and undivided profits, including capital reserves, of $[            ] million, as of March 31, 2003.

WHEREAS, the respective Boards of Directors of Parent, the Company, LB and the Company Bank have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transaction between Parent and the Company set forth in the Agreement and Plan of Merger, dated as of March 31, 2003 (the “Company Merger Agreement”), by and among the Parent, the Company, LB and the Company Bank, pursuant to which the Company will merge with and into the Parent (the “Company Merger”);

WHEREAS, the Company Merger Agreement provides for the merger described herein; and

WHEREAS, not less than a majority of each of the members of the Board of Directors of LB and the Company Bank has approved, and deem it advisable to consummate, the subsidiary merger provided for herein (the “Subsidiary Merger”) and in the Company Merger Agreement, in accordance with the provisions of applicable law;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Company Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Subsidiary Merger. Subject to the provisions of this Agreement, the Subsidiary Merger shall become effective in accordance with the terms of a certificate of merger prepared pursuant to N.J.S.A. 17:9A-137 (the “Certificate of Merger”), which shall be filed with the New Jersey Department of Banking and Insurance (the “Banking

Department”), at the time upon which the Certificate of Merger is filed with the Banking Department. The term “Subsidiary Merger Effective Time” shall be the date and time when the Subsidiary Merger becomes effective, as set forth in the Certificate of Merger.

1.2 Closing. The closing of the Subsidiary Merger will take place immediately subsequent to the Effective Time (as defined in the Company Merger Agreement) on the date and at the location specified for the closing in the Company Merger Agreement with respect to the Company Merger or at such other time, date or place as may be agreed to by the parties hereto (the “Closing Date”).

1.3. Effect of the Subsidiary Merger.

(a) At the Subsidiary Merger Effective Time:

(i) the separate existence of the Company Bank shall cease and the Company Bank shall be merged with and into LB (LB is sometimes referred to as herein as the “Surviving Bank”);

(ii) the Certificate of Incorporation of LB as in effect immediately prior to the Subsidiary Merger Effective Time shall be the Certificate of Incorporation of the Surviving Bank until duly amended in accordance with applicable law, and the name of the Surviving Bank shall be Lakeland Bank;

(iii) the Bylaws of LB as in effect immediately prior to the Subsidiary Merger Effective Time shall be the Bylaws of the Surviving Bank;

(iv) the main office and branch offices of LB established and authorized immediately prior to the Subsidiary Merger Effective Time and listed on Exhibit A attached hereto and the main office and branch offices of the Company Bank established and authorized immediately prior to the Subsidiary Merger Effective Time and listed on Exhibit B attached hereto shall become established and authorized branch offices of the Surviving Bank;

(v) the directors of LB immediately prior to the Subsidiary Merger Effective Time shall be the directors of the Surviving Bank, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified (the names of the directors of the Surviving Bank are listed on Exhibit C attached hereto); and

(vi) the executive officers of LB immediately prior to the Subsidiary Merger Effective Time shall be the executive officers of the Surviving Bank, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified (the names of the executive officers of the Surviving Bank are listed on Exhibit D attached hereto);

(b) At and after the Subsidiary Merger Effective Time, the Subsidiary Merger shall have all the effects set forth in N.J.S.A. 17:9A-139 and, in connection therewith, all assets of LB and the Company Bank as they exist at the Subsidiary Merger Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all liabilities and obligations of every kind and description of each of the Company Bank and LB existing as of the Subsidiary Merger Effective Time, whether matured or unmatured, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of LB or the Company Bank.

(c) The business of the Surviving Bank shall be that of a New Jersey commercial banking corporation, which shall be conducted as its headquarters or main office at 250 Oak Ridge Road, Oak Ridge, New Jersey and its established and authorized branch offices which are listed on Exhibits A and B.

ARTICLE II

EFFECT OF THE SUBSIDIARY MERGER ON THE CAPITAL

OF THE CONSTITUENT BANKS; EXCHANGE OF CERTIFICATES

2.1 Effect on Company Bank Capital Stock. At the Subsidiary Merger Effective Time, by virtue of the Subsidiary Merger and without any action on the part of the holder of any shares of Company Bank Common Stock, all shares of Company Bank Common Stock (other than shares of Company Bank Common Stock that are owned by the Company Bank as treasury stock) shall be redeemed for one cent ($.01) and shall be canceled. All shares of Company Bank Common Stock that are owned by the Company Bank as treasury stock or that are owned by the Parent or LB shall be automatically canceled and retired and shall cease to exist and no stock of LB or other consideration shall be delivered in exchange therefor.

2.2 LB Common Stock. The shares of LB Common Stock issued and outstanding immediately prior to the Subsidiary Merger Effective Time shall remain outstanding and unchanged after the Subsidiary Merger.

2.3 Capital of Surviving Bank. The amount of capital stock of the Surviving Bank immediately following the Subsidiary Merger Effective Time shall be $[            ] million, divided into [            ] shares of common stock, par value $2.50 per share, and immediately following the Subsidiary Merger Effective Time, the Surviving Bank shall have a surplus of $[            ] million and undivided profits, including capital reserves, which, when combined with the capital and surplus, will be equal to the combined capital structures of the Company Bank and LB referred to in the preamble of this Agreement, adjusted, however, for normal earnings and expenses between March 31, 2003 and the Subsidiary Merger Effective Time and the redemption of Company Bank Common Stock pursuant to Section 2.1 hereof.

ARTICLE III

COVENANTS

3.1 Covenants of LB and the Company Bank. During the period from the date of this Agreement and continuing until the Subsidiary Merger Effective Time, each of the parties hereto agrees to observe and perform all agreements and covenants of the Parent and LB, and the Company and the Company Bank, in the Company Merger Agreement that pertain or are applicable to the LB and the Company Bank, respectively. Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to and in accordance with the applicable provisions of the Company Merger Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Conditions to Each Party’s Obligation To Effect the Subsidiary Merger. The respective obligations of each party to effect the Subsidiary Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Effective Time. The Effective Time under the Merger Agreement shall have occurred.

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Subsidiary Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Subsidiary Merger.

(c) Shareholder Approvals. This Agreement and the transactions contemplated hereby shall have been duly approved, ratified and confirmed in accordance with applicable law and the respective certificate of incorporation and Bylaws of LB and the Company Bank by the affirmative vote of the shareholders of the Company Bank and LB, such vote adopted at a meeting of each such sole shareholder or by each such shareholder’s written consent in lieu thereof.

(d) Other Approvals. Other than the filings and approvals provided for by Section 1.1, all requisite regulatory approvals relating to the Subsidiary Merger shall have been filed, occurred or been obtained and shall continue to be in full force and effect and all waiting periods relating thereto shall have expired. In addition, unless otherwise agreed by LB, all consents, approvals and permits of and notices to non-governmental third parties that are necessary to consummate the Subsidiary Merger shall have been filed, occurred or been obtained and shall continue to be in full force and effect.

ARTICLE V

TERMINATION AND AMENDMENT

5.1 Termination. This Agreement shall be terminated immediately and without any action on the part of LB or the Company Bank upon termination of the Company Merger Agreement. This Agreement may be terminated at any time prior to the Subsidiary Merger Effective Time by mutual consent of the Company Bank and LB in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire board.

5.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1, this Agreement shall forthwith become void and there shall be no liability or obligation under this Agreement on the part of the Company Bank, LB or their respective officers, directors or affiliates.

5.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE VI

GENERAL PROVISIONS

6.1 Definitions. All capitalized terms which are used but not defined herein shall have the meanings set forth in the Company Merger Agreement.

6.2 Nonsurvival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Subsidiary Merger Effective Time, except to the extent set forth in the Company Merger Agreement.

6.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the Company Bank or LB, respectively, at the addresses for notices to the Company or the Parent, respectively, as set forth in the Company Merger Agreement, with copies to the persons referred to therein.

6.4 Counterparts. This Agreement may be adopted, certified and executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when all counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

6.5 Entire Agreement. Except as otherwise set forth in this Agreement or the Company Merger Agreement (including the documents and the instruments referred to herein or therein), this Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

6.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey without regard to any applicable conflicts of law.

6.7 Binding Effect. This Agreement is intended to be binding on any successors of the parties.

6.8 Assignment. Except as provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

IN WITNESS WHEREOF, the Company Bank and LB have caused this Agreement to be signed by their duly authorized officers, under the respective seal of such entities, all as of the date first above written.

ATTEST	LAKELAND BANK

By: Name: Title:	By: Name: Title:

ATTEST	COMMUNITY STATE BANK

By: Name: Title:	By: Name: Title:

EXHIBIT A

Locations of the Main Office and Branch Offices of LB

EXHIBIT B

Names and Locations of the Main Office and Branch Offices of the Company Bank

EXHIBIT C

Names of the Directors of the Surviving Bank

EXHIBIT D

Names of the Executive Officers of the Surviving Bank

Exhibit B

FORM OF AFFILIATE LETTER

            , 2003

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Ladies and Gentlemen:

I am delivering this letter to you in connection with the proposed acquisition of CSB Financial Corp., a New Jersey corporation (“CSB”), by Lakeland Bancorp, Inc., a New Jersey corporation and a registered bank holding company (“Lakeland”), pursuant to the merger (the “Merger”) described in the Agreement and Plan of Merger, dated as of March 31, 2003 (the “Agreement”), among CSB and Lakeland, and their respective subsidiary banks. I currently own shares of CSB’s common stock, no par value (“CSB Common Stock”). As a result of the Merger, I may receive shares of Lakeland’s common stock, no par value (“Lakeland Common Stock”), in exchange for my CSB Common Stock.

I have been advised that as of the date of this letter I may be deemed to be an “affiliate” of CSB, as the term “affiliate” is used in and for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I acknowledge that if I am deemed to be an affiliate of CSB for purposes of the Securities Act, my ability to sell, assign, transfer or otherwise dispose of (“transfer”) shares of Lakeland Common Stock that I may receive in the Merger will be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available.

I represent to and agree with Lakeland that:

A. Compliance with Rule 145. I have been advised that any issuance of Lakeland Common Stock to me pursuant to the Merger will be registered with the SEC under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised that, since I may be deemed to be an affiliate of CSB at the time the Merger is submitted for a vote of CSB’s stockholders, any transfer by me of Lakeland Common Stock is restricted under Rule 145. I agree not to transfer the Lakeland Common Stock received by me or any of my affiliates unless (i) such transfer is made in conformity with the volume and other limitations of Rule 145, (ii) in the opinion of Lakeland’s counsel or counsel reasonably acceptable to Lakeland, such transfer is otherwise exempt from registration under the Securities Act, or (iii) such transfer is registered under the Securities Act.

B. Stop Transfer Instructions; Legend on Certificates. I also understand and agree that stop transfer instructions will be given to Lakeland’s transfer agent with respect to my Lakeland Common Stock and that there may be placed on the certificates of my Lakeland Common Stock a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED                                     , 2003 BETWEEN THE REGISTERED HOLDER HEREOF AND LAKELAND BANCORP, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF LAKELAND BANCORP, INC.”

C. [Voting with respect to Merger Agreement. During the effectiveness of this letter, I agree that I will be present in person or by proxy and consent to, approve, authorize and direct the voting of all shares of my CSB Common Stock (whether owned on the date hereof or subsequently acquired) at every meeting of the shareholders of CSB at which such matters are considered and at every adjournment thereof or in connection with any written consent of the shareholders of CSB related to such matters, in favor of the adoption of the Agreement and the consummation of the Merger and the other transactions contemplated by the Agreement and against any Acquisition Proposal (as defined in the Agreement).]1

[D.] Consultation with Counsel. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to transfer Lakeland Common Stock to the extent I felt necessary with my counsel or counsel for Lakeland.

Execution of this letter is not an admission on my part that I am an “affiliate” of Lakeland as described in the second paragraph of this letter, or a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter. This letter shall terminate concurrently with any termination of the Agreement in accordance with its terms.

Very truly yours,

Name:

Accepted this          day of                 ,2003.

LAKELAND BANCORP, INC.

By:
Name:
Title:

1 To be included for directors that are not parties to the Shareholders’ Agreement.

B-2